EXHIBIT 10.4

                                   RESTRUCTURING AGREEMENT

        This agreement ("Agreement") is made as of the 1st day of January 1994 by and between AeroPanel Corporation, a Texas corporation ("AeroPanel"), and USR Lighting, Inc., a New Jersey corporation ("Lighting").

                               W I T N E S S E T H

        WHEREAS, the aerospace defense business in general, and AeroPanel as a vendor to that sector, have sustained sudden and severe business declines due to the end of the Cold War and the resultant curtailment or cancellation of military and space exploration programs for which AeroPanel serves as a contractor.

        WHEREAS, as a result of the downturn AeroPanel requires additional cash financing in order to sustain operations.

        WHEREAS, Lighting holds certain purchase money notes which were issued by AeroPanel in connection with the sale of certain assets of Lighting to AeroPanel on terms approved by stockholders of USR Industries, Inc., Lighting's parent corporation ("USR Industries"), at a meeting thereof held on March 7, 1986.

        WHEREAS, Lighting wishes to maximize the payments to it under such notes, and Lighting believes that forcing accelerated payment thereof or otherwise interrupting efforts by AeroPanel to obtain financing necessary to sustain its operations as above would impair the value of such notes and would be contrary to the best interests of Lighting.

        NOW THEREFORE, in consideration of the mutual covenants, representations and warranties contained herein and subject to the terms and conditions hereof, Lighting and AeroPanel do hereby agree as follows:

I.      NOTES

        Reference is made to that certain Asset Purchase Agreement dated as of February 13, 1985, between Lighting and AeroPanel ("Purchase Agreement") pursuant to which Lighting sold to AeroPanel and AeroPanel purchased from Lighting certain assets of Lighting.

        As consideration for the assets sold, Lighting received consideration paid in cash and notes having a total face value of $895,000, of which $325,000 was paid in cash and the balance by promissory notes issued by AeroPanel having a face value of $570,000
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("Notes"). Such Notes are secured by a subordinated interest in the assets of
AeroPanel. Effective as of December 31, 1992, the terms of such Notes were revised to increase the interest rate to 8.5% and to schedule maturity dates for payments through 2005.

        AeroPanel has paid to Lighting approximately $685,000 through July 1, 1993, including the initial payment of $325,000 together with additional payments of approximately $360,000 of principal and interest.

II.     RECEIVABLES

        In addition, Lighting holds receivables from AeroPanel arising from the normal course of business. The parties wish to settle all such receivables, which total $126,667, pursuant to this Agreement.

III.    REQUIREMENTS FOR INDEPENDENT FINANCING BY AEROPANEL

        A. AEROPANEL TO ARRANGE FINANCING. As a condition precedent to this Restructuring Agreement, the Board of Directors of USR Industries, the sole shareholder of Lighting, required that AeroPanel raise substantial additional cash financing from independent sources in order to support the value of the Notes held by Lighting.

        B. ACCESS CAPITAL FINANCING. AeroPanel has advised Lighting that, as of September 1, 1993, AeroPanel entered an agreement with Access Capital, Inc., a commercial factoring company based in New York, New York ("Access Capital"). Under the financing agreement Access agreed to advance approximately 70% of the face value of certain receivables of Aeropanel, and to hold such receivables as collateral and pay the balance at varying percentage rates upon collection. As is usual with such arrangements, Access required a senior security interest in the receivables and other assets of AeroPanel. The Access financing provided up to two hundred fifty thousand ($250,000) dollars of immediately available cash to AeroPanel.

        C. AeroPanel also advised Lighting that, as of September 1, 1993, AeroPanel completed a financing agreement through International Resource Corporation to make an additional cash infusion into Aeropanel of up to four hundred thousand ($400,000) dollars. Such financing is subject to certain conditions including that amounts advanced shall be secured by liens on the assets of AeroPanel subordinate only to the first lien of Access Capital. AeroPanel shall provide evidence satisfactory to Lighting as to the successful completion of the AeroPanel financings described above.
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IV. PREFERRED STOCK

        A. AUTHORIZATION. Subject to AeroPanel's obtaining the separate financings as summarized above, Lighting hereby approves conversion of the Notes into shares of newly issued preferred stock of AeroPanel. Such preferred stock shall have a non-cumulative dividend of 8.0% per annum and, prior to scheduled maturity of the issue at December 31, 2003, shall be redeemable in whole or in part at various rates of payment ("Preferred Stock").

        B. SCHEDULED PRICES FOR REDEMPTION. Shares of the Preferred Stock shall be redeemable prior to maturity on a schedule which provides an incentive for early redemption upon cash payment to Lighting. Redemptions on the below schedule may be made in $500 increments, paid in cash as follows:

                                                                   DISCOUNT FROM
TIME OF PAYMENT AND REDEMPTION ON OR BEFORE DECEMBER 31, 2003       FACE VALUE


If redeemed on or before December 31, 1995........................        25%
If redeemed on or before December 31, 1997........................        20%
If redeemed on or before December 31, 1999........................        15%
If redeemed on or before December 31, 2001........................        10%
If redeemed on or before December 31, 2003........................         5%

        C. CONVERSION TO PREFERRED STOCK.

        The parties agree that the Notes and Receivables set forth above shall be converted to Preferred Stock effective as of January 1, 1994 subject to the following further terms and conditions:

(a) The balance of the remaining principal amount of the Notes ($403,605) shall be converted at a ratio of eight tenths (.80) par value of Preferred stock to each ten tenths (1.00) face value of Note principal;

(b) The balance of Receivables outstanding as of the effective date ($126,667) shall be converted into Preferred Stock at a ratio of five tenths (.50) par value of Preferred Stock to each ten tenths (1.00) face value of such Receivables; and

(c) In consideration of the conversions set forth above, as soon as practicable following the Closing Date (and in no event later than 14 days thereafter, unless such time is extended by Lighting) AeroPanel shall deliver to Lighting a certificate or certificates standing in the name of Lighting representing $386,216 par value of Preferred Stock to be issued upon conversion. Shares of Preferred Stock shall be fully paid and non-assessable, and shall be issued free of liens or encumbrances.
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        IN WITNESS WHEREOF, the parties have executed and delivered this
Restructuring Agreement as of the first date above written.


                                            USR LIGHTING, INC.


                                            By: /S/ RALPH T. MCELVENNY, JR.
                                                     (Authorized Person)


                                            AEROPANEL CORPORATION


                                            By: /S/ DARRYL L. EMMERT
                                                 (Authorized Person)